Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-60069); Form S-3ASR (No. 333-150613); and Form S-8 (No. 33-51817, No. 333-85599, No. 333-44358, No. 333-105224, No. 333-106527, No. 333-106585, No. 333-114330, No. 333-118042, No. 333-129494, No. 333-129495, No. 333-129496, No. 333-144083, No. 333-145038, No. 333-147452 and No. 333-150605) of E. I. du Pont de Nemours and Company of our report dated February 12, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 12, 2009